Exhibit 10.8

FIRST AMENDMENT TO AMENDED

AND RESTATED CREDIT AGREEMENT

dated as January 26, 2018

among

ENERGY VENTURES GOM LLC,

as Borrower,

ENVEN ENERGY CORPORATION,

as Parent Guarantor,

THE OTHER GUARANTORS PARTY HERETO

BANK OF MONTREAL,

as Administrative Agent,

and

the Lenders Party Hereto

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of January 26, 2018, is among: ENERGY VENTURES GOM LLC, a Delaware limited liability company (the “Borrower”), ENVEN ENERGY CORPORATION, a Delaware corporation (the “Parent Guarantor”), the other Guarantors party hereto, the Lenders party to the Credit Agreement referred to below, and BANK OF MONTREAL, as Administrative Agent.

R E C I T A L S

A. The Borrower, the Parent Guarantor, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of December 30, 2016 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement as herein set forth.

C. Now, therefore in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Amendment. Unless otherwise indicated, all section references in this Amendment refer to sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1 Amendment to Section 1.02. Section 1.02 is hereby amended by:

(a) restating or adding the following terms in alphabetical order, as appropriate, as follows:

“Agreement” means this Credit Agreement, as amended by that certain First Amendment to Credit Agreement dated as of January 26, 2018, as the same may from time to time be amended, restated, supplemented, or modified.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas and New York, New York are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Change in Control” shall be deemed to occur if (a) at any time any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the SEC thereunder as in effect on the Effective Date, but excluding any employee benefit plan of such Person or group and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 50% of the outstanding Voting Stock of the Borrower (including, for the avoidance of doubt, through any direct or indirect ownership of a Permitted Holder described in clause (h) or (i) of the definition of “Permitted Holder”), or (b) at any time prior to a Qualified Equity Offering, and except in connection with a Qualified Equity Offering, the Permitted Holders shall cease to (i) beneficially own or to have the power, directly or indirectly, to vote or direct the voting of, Voting Stock of the Parent representing a majority of the voting power of the total outstanding Voting Stock of the Parent or (ii) beneficially own, directly or indirectly, Equity Interests representing a majority of the total economic interests of the outstanding Equity Interests of the Parent. Notwithstanding the foregoing, for the avoidance of doubt, a Change in Control shall not occur as a result of the IPOCo Transactions, the Qualified Equity Offering and any transactions relating thereto, including, without limitation, (i) the contribution of the Equity Interests of the Parent to IPOCo and (ii) any transaction in which the Parent remains a subsidiary of IPOCo but one or more intermediate holding companies between the Parent and IPOCo are added, liquidated, merged or consolidated out of existence.

“Collateral” means all of the Property of the Borrower and the Guarantors with respect to which a Lien is granted (or is required to be granted) pursuant to a Security Instrument as security for the Secured Obligations.

“Double Drilling” means Double’ Drilling Company, LLC, a Delaware limited liability company.

“Financial Covenants” means each of (a) the Leverage Ratio covenant set forth in Section 9.01(a), (b) the current ratio covenant set forth in Section 9.01(b), and (c) the Secured Leverage Ratio set forth in Section 9.01(c). The foregoing clauses (a) through (c) are collectively referred to as the “Financial Covenants”.

“Guarantors” means (a) the Parent, (b) EnVen, (c) EnVen Opco, and (d) each other Domestic Subsidiary that is a party to the Guaranty Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guaranty Agreement) and guarantees the Secured Obligations pursuant to Section 8.14(b) or Section 8.20(b); but excluding (i) Double Drilling and (ii) any Person released as a Guarantor pursuant to Section 11.10.

“IPOCo” means a Person formed to acquire, directly or indirectly, Equity Interests of the Parent in order to undertake an initial public offering of such Person’s Equity Interests.

“IPOCo Transactions” means the transactions in connection with the formation and capitalization of IPOCo prior to and in connection with the Qualified Equity Offering, including (a) the legal formation of IPOCo and one or more Subsidiaries of the Permitted Holders to own interests therein, (b) the contribution, directly or indirectly, of the Equity Interests of the Parent to IPOCo, or the other acquisition by IPOCo thereof, (c) the conversion of the outstanding Equity Interests in the Parent into a new class of Equity Interests in the Parent, (d) the issuance of Equity Interests of IPOCo or the Parent to the public and the use of proceeds therefrom to pay transaction expenses, distribute funds as a reimbursement for capital expenditures, and other purposes approved by a Permitted Holder, (e) the execution, delivery and performance of customary documentation (and amendments to existing documentation) governing the relations between and among the Parent, IPOCo, the Permitted Holders and their respective Subsidiaries, including the execution, delivery and performance of a tax receivables agreement among IPOCo, the Parent and the Permitted Holders on customary terms for similar transactions; provided that the terms of such documentation are not materially adverse to the Lenders, and (f) any other transactions and documentation related to the foregoing or necessary or appropriate in the view of the Permitted Holders or the board of directors of the Parent or any direct or indirect parent thereof in connection with the Qualified Equity Offering; provided such transactions and documentation are not materially adverse to the Lenders.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Security Instruments, the Fee Letter, the AA Fee Letter and any intercreditor agreement approved by the Majority Lenders.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent the Borrower and its Subsidiaries in an aggregate principal amount, individually or collectively, exceeding the greater of (a) $12,500,000 or (b) 5.0% of the Borrowing Base then in effect. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means January 26, 2022.

“Other Debt Agreement” means any agreement, instrument or other document governing any Material Indebtedness (other than intercompany Indebtedness) (with committed but unutilized amounts under such Other Debt Agreement being deemed fully drawn for purposes of measuring such threshold), including any Permitted Debt or any Permitted Refinancing Debt in respect thereof.

“Permitted Debt” means each of Permitted Second Lien Debt and Permitted Unsecured Debt that together do not exceed $400,000,000 of principal in the aggregate at any time outstanding.

“Permitted Holder” means (a) EIG, (b) Bain, (c) Adage, (d) any affiliated fund, investment account, or other investment vehicle managed, controlled by or under common control with the entities in clauses (a) through (c) above, (e) Steven A Weyel, (f) David M. Dunwoody, Jr., (g) with respect to the individuals listed in clauses (e) and (f), their spouse, lineal descendants, spouse of any such lineal descendants, or a trust for their benefit or the benefit of any such individuals, or any entity 100% owned or 100% controlled, directly or indirectly, by such individual or one or more of such individuals and/or trusts, (h) the Parent or any holding company parent of the Borrower owned directly or indirectly by the other Permitted Holders and (i) Equity Holdings, IPOCo and any direct or indirect corporation or other holding company parent of the Borrower or the Parent formed for purpose of effecting a Qualified Equity Offering.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, reasonably incurred in connection with such exchange or refinancing; (b) in the event Permitted Second Lien Debt is the Refinanced Debt, (i) the Permitted Second Lien Debt is refinanced in its entirety by one or more tranches of such new Debt and (ii) such new Debt either (A) satisfies the requirements of Section 9.02(g) and Section 9.03(d) and is subject to the intercreditor agreement approved by the Majority Lenders or (B) is not secured by a Lien; (c) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an Average Life no shorter than the Average Life of the Refinanced Debt; (d) such new Debt does not contain covenants which, taken as a whole, are more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt; (e) no Subsidiary is required to guarantee such new Debt unless such Subsidiary has guaranteed the Secured Obligations pursuant to the Guaranty Agreement; (f) such new Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions and customary acceleration rights upon an event of default thereunder) which would require a mandatory prepayment or redemption in priority to the Obligations; and (g) if such Refinanced Debt was subordinated, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to the Administrative Agent.

“Permitted Second Lien Debt” means Debt issued by the Borrower or a Guarantor that is (a) secured by a second priority Lien on the Collateral, (b) the terms of which do not provide for any scheduled repayment, mandatory tender, redemption, defeasement or sinking fund obligation prior to the 181st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default, in each case to the extent required to be applied first to the Secured Obligations to the extent required by this Agreement as in effect at the time of such issuance or incurrence), (c) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Debt), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not more restrictive on the Borrower and the Guarantors than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and, prior to the Maturity Date, do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, (d) the terms of such Debt provide for customary subordination of the Liens on the Collateral securing such Debt to the Liens on the Collateral securing the Secured Obligations, (e) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Debt, provided that a certificate of an Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements in clauses (a) through (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements in clauses (a) through (e) unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (f) subject to an intercreditor agreement approved the Majority Lenders.

“Permitted Unsecured Debt” means senior, senior subordinated or subordinated Debt issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory tender, redemption, defeasement or sinking fund obligation prior to the 181st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default, in each case to the extent required to be applied first to the Obligations to the extent required by this Agreement), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not more restrictive on the Borrower and the Guarantors than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and, prior to the Maturity Date, do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, (c) if such Debt is senior subordinated or subordinated Debt, the terms of such Debt provide for customary subordination of such Debt to the Secured Obligations, (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Debt, provided that a certificate of an Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements in clauses (a) through (d) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements in clauses (a) through (d) unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (e) which is not secured (other than with the proceeds thereof held in escrow).

“Qualified Equity Offering” means the issuance by the Borrower, IPOCo, the Parent or any other direct or indirect parent of the Borrower of its Equity Interests in an underwritten public offering for cash pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of Total Secured Debt as of such date to EBITDAX for the immediately preceding four fiscal quarters, in each case after giving effect to any applicable Pro Forma Adjustments.

“Total Secured Debt” means all Debt of the Borrower and the Guarantors that is secured (or required to be secured) by a Lien on the Collateral.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the grant of Liens by the Borrower and each other Loan Party on Mortgaged Properties pursuant to the Security Instruments, and with respect to each Guarantor, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor, and (c) (d) the payment of the fees, premiums, expenses and other transaction costs in connection with the foregoing transactions and the transactions contemplated thereby.

(b) deleting the following defined terms: “Cap Amount”, “Incremental Second Lien Facility”, “Incremental Second Lien Facility Documents”, “Intercreditor Agreement”, “PDP Reserves”, “PDP Reserves Coverage Ratio”, “Permitted Refinancing Documents”, “Second Lien Administrative Agent”, Second Lien Loans”, Second Lien Term Loan Agreement”, Second Lien Term Loan Documents”; and

(c) deleting the Borrowing Base Utilization Grid in the definition of Applicable Margin and replacing it with the following:

Commitment Utilization Percentage	<25%	>25%<50%	>50%<75%	>75%<90%	>90%
ABR Loans	1.75%	2.00%	3.25%	2.50%	2.75%
Eurodollar Loans	2.75%	3.00%	3.25%	3.50%	3.75%

2.2 Amendment to Section 2.07(h). Section 2.07(h) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(h) Issuance of Permitted Debt. The Borrowing Base shall automatically be reduced by $0.25 per $1.00 of the aggregate principal amount of (i) Permitted Second Lien Debt issued in excess of $250,000,000 in the aggregate and (ii) Permitted Unsecured Debt issued in excess of $350,000,000 in the aggregate; provided that if any such excess that resulted in a reduction of the Borrowing Base is subsequently refinanced, the Permitted Refinancing Debt in respect of such excess shall further reduce the Borrowing Base in accordance with this Section 2.07(h), only if, and to the extent, such aggregate principal amount of such Permitted Refinancing Debt exceeds the Refinanced Debt.”

2.3 Amendment to Section 3.04(c)(v). Section 3.04(c)(v) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(v) Without limitation of any other restrictions on each of the Parent, the Borrower or any Subsidiary contained herein (including the prohibition on making any such Redemption), if the Parent, the Borrower or any Subsidiary is required to make a mandatory Redemption of, or is required to make an offer to Redeem or prepay, any Permitted Debt or any Permitted Refinancing Debt in respect thereof, in each case as a result of any event or circumstance (including a Change in Control or the Disposition of any Property), then, whether or not a Borrowing Base Deficiency exists at such time, the Borrower shall prepay the Borrowings (and if any excess remains after prepaying Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)), together with accrued and unpaid interest thereon, in an amount equal to the lesser of (A) 100% of the outstanding principal amount of Permitted Debt required to be Redeemed (with respect to any such Redemption in connection with a Disposition, after giving effect to any reinvestment rights set forth in the Permitted Debt documentation or the Permitted Refinancing documentation, as applicable) and (B) the outstanding principal amount of the Loans on the date of such payment, and such payment (and/or cash collateralization, as applicable) shall be due one Business Day prior to the date on which the Parent, the Borrower, or such Subsidiary would be required to make such Redemption pursuant to the terms of the Permitted Second Lien Debt or the Permitted Refinancing Debt, as applicable.”

2.4 Amendment to Section 7.03(d). Section 7.03(d) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(d) except as contemplated by this Agreement, the Permitted Second Lien Debt or the Permitted Refinancing Debt will not result in the creation or imposition of any Lien on any Property of the Parent, the Borrower or any Subsidiary.”

2.5 Amendment to Section 7.13. Section 7.13 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 7.13 Restrictions on Liens. Neither the Parent, the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than any Permitted Second Lien Debt documents, the Permitted Refinancing documents or Debt and Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property securing such Debt or subject to such Capital Lease, any accessions thereto and proceeds thereof), or is subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.”

2.6 Amendment to Section 7.21(ii). Section 7.21(ii) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(ii) Redeem any Permitted Debt, any Permitted Refinancing Debt in respect thereof or any Effective Date Preferred Equity Interests.”

2.7 Amendment to Section 8.01(g). Section 8.01(g) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(g) Notices Under Materials Instruments. Promptly after the furnishing thereof, subject to applicable confidentiality requirements, copies of any financial statement, report or material notice furnished to or by any Person pursuant to the terms of the Permitted Debt, any Permitted Refinancing Debt, any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.”

2.8 Amendment to Section 8.01(h). Section 8.01(h) is hereby amended by inserting “and” after Section 8.01(h)(ii)(F); deleting the “and” after Section 8.01(h)(ii)(G) and replacing it with a “.”, and deleting Section 8.01(h)(ii)(H) in its entirety.

2.9 Amendment to Section 8.01(n). Section 8.01(n) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(n) Notices of Certain Changes. Promptly, but in any event within 10 Business Days after the execution thereof, copies of any amendment, modification or supplement to (i) the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Parent, the Borrower or any Subsidiary, in each case, to the extent such amendment, modification or supplement could reasonably be expected to be material to the interests of the Lenders and (ii) any Effective Date Preferred Equity Document, Permitted Debt or any Permitted Refinancing Debt.”

2.10 Amendment to Section 8.02(c). Section 8.02(c) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c) any notice of default under the Permitted Debt or the Permitted Refinancing Debt;”

2.11 Amendment to Section 8.13. Section 8.13 is hereby amended by deleting the number “94%” in each instance of its use therein and replacing it with the number “85%”.

2.12 Amendment to Section 8.14(a). Section 8.14(a) is hereby amended by deleting the number “94%” in each instance of its use therein and replacing it with the number “90%”.

2.13 Amendment to Sections 8.14(b), (c) and (d). Sections 8.14(b), (c) and (d) are hereby amended by deleting such Sections in their entirety and replacing them with the following:

“(b) In the event that the Borrower creates or acquires any Domestic Subsidiary, other than Double Drilling, the Borrower shall promptly (and in any case within 10 Business Days, or such longer period as the Administrative Agent may reasonably agree) cause such Subsidiary to guarantee the Secured Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, if any, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. The Borrower will cause any Subsidiary guaranteeing any Permitted Second Lien Debt or any Permitted Refinancing Debt to contemporaneously guarantee the Secured Obligations pursuant to the Guaranty Agreement, in accordance with the foregoing requirements.

(c) At any time during the continuation of an Event of Default, if required by the Administrative Agent, the Borrower shall, and shall cause each of its Domestic Subsidiaries, other than Double Drilling, to grant to the Administrative Agent a Lien to secure the Secured Obligations on all other Oil and Gas Properties, except those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a Lien or other security interest therein is excessive in relation to the value of the security to be afforded thereby.

(d) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure any Permitted Second Lien Debt without first (i) giving fifteen (15) days’ prior written notice to the Administrative Agent thereof and (ii) granting to the Administrative Agent to secure the Secured Obligations a first-priority, perfected Lien (subject to Excepted Liens identified in clauses (a) through (d), (f), (i), (k), (m) and (p) of the definition thereof, but subject to the provisos at the end of such definition) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.”

2.14 Amendment to Section 8.16. Section 8.16 is hereby amended by deleting the phrase “for months 13 to 24” therein and replacing it with the phrase “for months 13 to 18”.

2.15 Amendment to Section 9.01. Section 9.01 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 9.01 Financial Covenants.

(a) Ratio of Total Funded Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter beginning with the fiscal quarter ending December 31, 2017, permit its Leverage Ratio to be greater than 3.0 to 1.0.

(b) Ratio of Total Secured Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter beginning with the fiscal quarter ending December 31, 2017, permit its Secured Leverage Ratio to be greater than 2.5 to 1.0.

(c) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter ending on or after December 31, 2017, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815 and current plugging and abandonment restricted cash) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815, current liabilities for plugging and abandonment expense and current maturities under this Agreement) to be less than 1.0 to 1.0.

(d) Equity Cure. Notwithstanding anything to the contrary in this Agreement, in the event the Borrower fails to comply with any financial covenant set forth in Section 9.01, the Borrower shall have the right to cure such failure to comply (the “Cure Right”) by issuing equity (other than Disqualified Capital Stock) for cash or otherwise receiving cash contributions (a “Specified Equity Contribution”), during the period commencing on the Business Day following the last day of the most recently ended fiscal quarter of the Borrower and ending ten (10) Business Days after the day on which financial statements are required to be delivered pursuant to Sections 8.01(a) or (b), as applicable, with respect to such fiscal quarter (such period, the “Cure Period”), and at the Borrower’s election, such Specified Equity Contribution shall either (x) be included as a current asset or (y) either (but not both) be included in EBITDAX or be used to repay Debt, and compliance with this Section 9.01 shall be recalculated giving effect to such adjustment for such fiscal quarter and each applicable subsequent period; provided that (i) the Borrower delivers written notice to the Administrative Agent that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required therein (which written notice may be included in the certificate required by Section 8.01(c)); (ii) such Specified Equity Contribution is received by the Borrower during the Cure Period; (iii) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made and the Cure Right may not be exercised in consecutive fiscal quarters; (iv) there shall be no more than five Specified Equity Contributions during the term of this Agreement; (v) the amount of any Specified Equity Contribution shall not exceed the amount necessary for the Borrower to be in pro forma compliance with each of the financial covenants set forth in Section 9.01 for the relevant fiscal period, as applicable; (vi) 100% of the net cash proceeds received by the Borrower from each Specified Equity Contribution will, at the Borrower’s election, either (x) be treated as a current asset or (y) either (but not both) be counted as EBITDAX or used to repay Debt with a permanent reduction in commitments; (vii) all Cure Rights pursuant to this Section 9.01(d) and all Specified Equity Contributions shall be disregarded for the purposes of any financial ratio determination under this Agreement other than for determining compliance with the financial covenants set forth in Section 9.01 and for the avoidance of doubt, may not be relied on for purposes of calculating pro forma compliance with any Financial Covenants hereunder and shall not result in any adjustment to any baskets or other amounts that are based in in whole or in part on compliance with the Financial Covenants); (viii) upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the fiscal quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 8.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default having occurred and being continuing under Section 9.01 (provided that nothing in this clause (viii) shall waive any Default that exists until such recalculation). If after giving effect to such recalculation the Borrower is in compliance with Section 9.01, the Borrower shall be deemed to have satisfied the requirements of this Section 9.01 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 9.01 that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement.”

2.16 Amendment to Section 9.02(i)(A). Section 9.02(i)(A) is hereby amended by deleting the amount “$10,000,000” therein and replacing it with the amount “$12,500,000”.

2.17 Amendment to Section 9.02(g). Section 9.02(g) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(g) Debt under any Permitted Debt, any guarantees thereof and any Permitted Refinancing Debt thereof;”

2.18 Amendment to Section 9.02(n). Section 9.02(n) is hereby amended by deleting such Section in its entirety.

2.19 Amendment to Section 9.03(d). Section 9.03(d) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(d) Liens on Property securing any Permitted Second Lien Debt and any guaranties thereof as permitted by Section 9.02(g); provided, however, that such Liens securing such Debt are subordinate to the Liens securing the Secured Obligations, this Agreement and the other Loan Documents pursuant to an intercreditor agreement approved by the Majority Lenders;

2.20 Amendment to Section 9.04. Section 9.04 is hereby amended by deleting the title thereto and replacing it with “Dividends, Distributions and Redemptions; Repayment of Permitted Debt”.

2.21 Amendment to Section 9.04(a) Section 9.04(a) is hereby amended by (a) deleting the amount “1,500,000” in Section 9.04(a)(iv) and replacing it with the amount “3,000,000” and (b) adding the following Sections 9.04(a)(ix) and (x):

“(ix) as long as (A) no Borrowing Base Deficiency, Event of Default or Default shall have occurred and be continuing or would result therefrom and (B)

after giving pro forma effect to such Restricted Payment (I) the Leverage Ratio would be 1.25 to 1.00 or less and (II) the undrawn principal amount of the Loans would be equal to or greater than 50% of the aggregate Commitments at such time, the Borrower or any Subsidiary make Restricted Payments pursuant to a tax receivable agreement, including any lump sum amount payable upon an early termination of a tax receivables agreement.

(x) Restricted Payments in connection with clause (b) or (c) of the definition of IPOCo Transaction.”

2.22 Amendment to Section 9.04(b). Section 9.04(b) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b) Redemption of Permitted Debt; Amendment of Permitted Debt. The Borrower will not, and will not permit any Subsidiary to:

(i) call, make or offer to make any optional or voluntary prepayment or redemption of or otherwise optionally or voluntarily redeem or prepay (whether in whole or in part) any Permitted Debt or any permitted Refinancing Debt in respect thereof; provided that the Borrower may redeem or prepay any Permitted Debt:

(A) with the proceeds of any Permitted Refinancing Debt,

(B) with the net proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower; or

(C) so long as

(I) no Event of Default or Default shall have occurred and be continuing or would result therefrom,

(II) the Leverage Ratio after giving effect to such Restricted Payment is less than 1.00 to 1.00, and

(III) Availability under this Agreement after giving effect to such Restricted Payment is not less than the greater of (1) $40,000,000 and (2) 35% of the then effective Borrowing Base (as adjusted for the relevant prepayment of the Permitted Debt), the Borrower may prepay the Permitted Debt in an amount not to exceed (x) $5,000,000 in any fiscal year and $10,000,000 in the aggregate prior to the expiration of this Agreement and (y) the net cash proceeds of asset sales or other dispositions of property permitted to be retained by the Borrower under any Permitted Debt; provided that the caps on distributions in clause (x) of this Section 9.04(b)(i)(C) apply to the aggregate of redemptions and prepayments made under this Section 9.04(b)(i)(C) during such period and provided further that the aggregate of such redemptions or prepayments made under this Section 9.04(b)(i)(C) may not exceed $50,000,000 during the term of this Agreement; or

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Second Lien Debt in a manner that contravenes any intercreditor agreement with respect thereto (provided that the Borrower complies with Section 8.14(b) and (d), if applicable).”

2.23 Amendment to Section 9.05(e)(iii)(A) and Section 9.05(l)(A). Section 9.05(e)(iii)(A) and Section 9.05(l)(A) are each hereby amended by deleting the amount “$10,000,000” therein and replacing it with the amount “$12,500,000”.

2.24 Amendment to Section 9.05. Section 9.05 is hereby amended by deleting “and” at the end of Section 9.05(o), deleting the “.” at the end of Section 9.05(p) and replacing it with “; and”, and adding the following Section 9.05(q):

“(q) Investments in Double Drilling, provided that the aggregate amount of all such Investments in any fiscal year shall not exceed $5,000,000.”

2.25 Amendment to Section 9.11. Section 9.11 is hereby amended by deleting the term “and” at the end of Section 9.11(e) and replacing it with “,”; deleting the “.” At the end of Section 9.11(f) and replacing it with “, and” and adding the following Section 9.11(g):

“(g) the IPOCo Transactions.”

2.26 Amendment to Section 9.12(i). Section 9.12(i) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(i) this Agreement, the Security Instruments or any Permitted Second Lien Debt documents,”

2.27 Amendment to Section 10.01(k)(i)(A) Section 10.01(k)(i)(A) is hereby amended by deleting the amount “$10,000,000” therein and replacing it with the amount “$12,500,000”.

2.28 Amendment to Section 10.01. Section 10.01 is hereby amended by deleting Section 10.01(m) in its entirety and renumbering Sections 10.01(n) and (o) as Sections 10.01(m) and (n), respectively.

2.29 Amendment to Section 12.01(a)(ii). Section 12.01(a)(ii) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(ii)     if to the Administrative Agent, to it at

700 Louisiana Street, Suite 2100

Houston, Texas 77002

Attention: Gumaro Tijerina

Tel: 713-546-9744

Fax: 713-223-4007

2.30 Amendment to Article XII. Article XII is hereby amended by (a) deleting Sections 12.19 and 12.21 in their entirety and (b) renumbering Section 12.20 as Section 12.19 and deleting the phrase “Section 12.20” in each instance of its use therein and replacing it with “Section 12.19”.

Section 3. Borrowing Base and Aggregate Elected Commitments. From and after the First Amendment Effective Date (a) until the next redetermination of the Borrowing Base, the Borrowing Base shall be $250,000,000 and (b) the Aggregate Elected Commitments shall be $250,000,000. Notwithstanding the foregoing, the Borrowing Base and the Aggregate Elected Commitment Amounts may be subject to further adjustments from time to time pursuant to the Credit Agreement.

Section 4. Assignments and Reallocations of Commitments and Loans. The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Maximum Credit Amounts and to, among other things, allow JPMorgan Chase bank, NA and Societe Generale, to become parties to the Credit Agreement as Lenders (the “New Lenders”) by acquiring an interest in the Aggregate Maximum Credit Amount. The Administrative Agent and the Borrower hereby consent to such reallocation and the New Lenders’ acquisition of an interest in the Aggregate Maximum Credit Amount and the other Lenders’ assignments of their Maximum Credit Amounts. On the First Amendment Effective Date and after giving effect to such reallocations, the Maximum Credit Amount of each Lender shall be as set forth on Annex I of this First Amendment, which Annex I supersedes and replaces the Annex I to the Credit Agreement. With respect to such reallocation, the New Lenders shall be deemed to have acquired the Maximum Credit Amount allocated to them from each of the other Lenders pursuant to the terms of the Assignment and Assumption Agreement attached as Exhibit F to the Credit Agreement as if the New Lenders and the other Lenders had executed an Assignment and Assumption Agreement with respect to such allocation.

Section 5. Conditions Precedent. This Amendment shall become effective on the date (such date, the “First Amendment Effective Date”), when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement); provided that if this Amendment is not is not effective on or before February 28, 2018, it shall be null and void and of no effect:

5.1 The Administrative Agent shall have received (a) from all of the Lenders, the Administrative Agent, the Borrower and each Guarantor, counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Amendment signed on behalf of such Person and (b) from the Borrower, executed Notes for each Lender requesting one reflecting the reallocations in Section 4 of this First Amendment.

5.2 The Administrative Agent shall have received (a) all fees and other amounts due and payable on or prior to the First Amendment Effective Date (including those set forth in the Fee Letter of even date herewith) and (b) to the extent invoiced at least three (3) Business Days (or such lesser period as the Borrower may agree) prior to the First Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

5.3 The Administrative Agent shall have received evidence that the Second Lien Loans and the Incremental Second Lien Loans have been (a) paid in full, (b) the commitments under each terminated and (c) all Liens securing each have been released.

5.4 The Administrative Agent shall have received a certificate of a Responsible Officer attaching a true, correct and complete copy of the Permitted Debt documents, each of which shall be in form and substance reasonably acceptable to the Administrative Agent.

5.5 No Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Amendment.

Section 6. Miscellaneous.

6.1 Confirmation. The provisions of the Credit Agreement, as amended by this Amendment, remain in full force and effect following the effectiveness of this Amendment.

6.2 Ratification and Affirmation; Representations and Warranties. Each of the Borrower and each Guarantor hereby:

(a) acknowledges the terms of this Amendment,

(b) ratifies and affirms their respective obligations, and acknowledges their respective continued liability, under each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby, and

(c) represents and warrants to the Lenders that as of the date hereof, immediately after giving effect to the terms of this Amendment, all of the Borrower’s and such Guarantor’s, as applicable, respective representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects on and as of the First Amendment Effective Date (after giving effect to this Amendment), except that (i) to the extent any such representations and warranties are expressly limited to an earlier date, such representation and warranty was true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality or “Material Adverse Effect”, such representation and warranty (as so qualified) is true and correct in all respects.

6.3 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart hereof.

6.4 NO ORAL AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION

HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

6.5 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.6 Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented fees, charges and disbursements of one counsel to the Administrative Agent.

6.7 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties to the Credit Agreement and their respective successors and permitted assigns.

6.9 Loan Document. This Amendment is a Loan Document.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWER	ENERGY VENTURES GOM LLC

	By:	/s/ Larry Willis, Jr
	Name:	Larry Willis, Jr
	Title:	VP Finance and Treasurer

GUARANTORS:	ENVEN ENERGY CORPORATION

	By:	/s/ Larry Willis, Jr
	Name:	Larry Willis, Jr
	Title:	VP Finance and Treasurer

ENVEN ENERGY VENTURES HOLDING, LLC

	By:	/s/ Larry Willis, Jr
	Name:	Larry Willis, Jr
	Title:	VP Finance and Treasurer

ENVEN ENERGY VENTURES, LLC

	By:	/s/ Larry Willis, Jr
	Name:	Larry Willis, Jr
	Title:	VP Finance and Treasurer

Signature Page to First Amendment to Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:	BANK OF MONTREAL, as Administrative Agent

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	BMO HARRIS BANK N.A.

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ David M. Bornstein
	Name:	David M. Bornstein
	Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	ABN AMRO CAPITAL USA LLC

	By:	/s/ Beth Johnson
	Name:	Beth Johnson
	Title:	Director

	By:	/s/ Darrell Holley
	Name:	Darrell Holley
	Title:	Managing Director

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	JPMORGAN CHASE BANK, NA

	By:	/s/ Ron Dierker
	Name:	Ron Dierker
	Title:	Authorized Officer

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	SOCIETE GENERALE

	By:	/s/ Max Sonnonstine
	Name:	Max Sonnonstine
	Title:	Director

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	IBERIABANK

	By:	/s/ Bryan Chapman
	Name:	Bryan Chapman
	Title:	Market President, Energy Lending

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	UBS AG, STAMFORD BRANCH

	By:	/s/ Houssem Daly
	Name:	Houssem Daly
Associate Director

	By:	/s/ Craig Pearson
	Name:	Craig Pearson
	Title:	Associate Director

Signature Page to First Amendment to Amended and Restated Credit Agreement

LENDERS:	WHITNEY BANK

	By:	/s/ Brock Berilgen
	Name:	Brock Berilgen
	Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Credit Agreement

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Elected Commitment	Applicable Percentage	Maximum Credit Amount
BMO Harris Bank N.A.	$38,750,000.00	15.50%	$77,500,000.00
ABN AMRO Capital USA LLC	$37,500,000.00	15.00%	$75,000,000.00
JPMorgan Chase Bank, NA	$37,500,000.00	15.00%	$75,000,000.00
KeyBank National Association	$37,500,000.00	15.00%	$75,000,000.00
Societe Generale	$37,500,000.00	15.00%	$75,000,000.00
IBERIABANK	$21,250,000.00	8.50%	$42,500,000.00
UBS AG, Stamford Branch	$21,250,000.00	8.50%	$42,500,000.00
Whitney Bank	$18,750,000.00	7.50%	$37,500,000.00

TOTAL	$250,000,000.00	100.00%	$500,000,000.00

Annex I